Exhibit 99.3

Item 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

(1) Financial Statements

Exhibit 99.3

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Smith Micro Software, Inc.

We have audited the accompanying consolidated balance sheets of Smith Micro Software, Inc. and subsidiaries (collectively, the “Company”) as of December 31, 2016 and 2015, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2016. Our audits also included the financial statement schedule of the Company listed in Item 15(a). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2016 and 2015, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2016, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

The Company early adopted Accounting Standards Update 2017-11, Distinguishing Liabilities from Equity (Topic 480) subsequent to the date of our report, which required the retrospective revision of the consolidated financial statements and the related Notes 1, 4, 6, 11, 14, and 16.

/s/ SingerLewak LLP

Los Angeles, California

March 10, 2017, except for Notes 1, 4, 6, 11, 14, and 16 in relation to the retrospective adjustments from the effects of the early adoption of ASU 2017-11 as to which the date is December 28, 2017

Exhibit 99.3

SMITH MICRO SOFTWARE, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and par value data)

	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$2,229	$8,819
Short-term investments	—	4,078
Accounts receivable, net of allowances for doubtful accounts and other adjustments of $197 (2016) and $201 (2015)	4,962	8,145
Income tax receivable	1	13
Inventories, net of reserves for excess and obsolete inventory of $148 (2016) and $158 (2015)	12	39
Prepaid expenses and other current assets	713	692
Total current assets	7,917	21,786
Equipment and improvements, net	1,811	2,492
Other assets	149	195
Intangible assets, net	745	—
Goodwill	3,686	—
Total assets	$14,308	$24,473
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,907	$1,708
Accrued liabilities	3,503	5,064
Deferred revenue	98	440
Total current liabilities	5,508	7,212
Non-current liabilities:
Related-party notes payable, net of discount & issuance costs of $619 and $0, respectively	1,295	—
Notes payable, net of discount & issuance costs of $619 and $0, respectively	1,295	—
Deferred rent and other long term liabilities	2,970	3,235
Deferred tax liability, net	181	—
Total non-current liabilities	5,741	3,235
Commitments and contingencies (Note 5)
Stockholders' equity:
Preferred stock, par value $0.001 per share; 5,000,000 shares authorized; none issued or outstanding	—	—
Common stock, par value $0.001 per share; 100,000,000 shares authorized; 12,297,954 and 11,432,318 shares issued and outstanding at December 31, 2016 and December 31, 2015, respectively	12	46
Additional paid-in capital	229,275	224,867
Accumulated comprehensive deficit	(226,228)	(210,887)
Total stockholders’ equity	3,059	14,026
Total liabilities and stockholders' equity	$14,308	$24,473

See accompanying notes to the consolidated financial statements.

Exhibit 99.3

SMITH MICRO SOFTWARE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except per share amount)

	Year ended December 31,
	2016	2015	2014
Revenues	$28,235	$39,507	$36,979
Cost of revenues	7,564	8,152	9,317
Gross profit	20,671	31,355	27,662
Operating expenses:
Selling and marketing	9,615	8,902	9,559
Research and development	15,906	13,863	14,192
General and administrative	10,341	11,128	13,218
Restructuring expenses	303	—	2,435
Long-lived asset impairment	411	—	—
Total operating expenses	36,576	33,893	39,404
Operating loss	(15,905)	(2,538)	(11,742)
Non-operating income (expense):
Change in carrying value of contingent liability	668	—	—
Interest income (expense), net	(313)	1	(5)
Other income (expense), net	(22)	3	(3)
Loss before provision for income taxes	(15,572)	(2,534)	(11,750)
Provision for income tax expense (benefit)	(229)	68	49
Net loss	(15,343)	(2,602)	(11,799)
Other comprehensive income (loss), before tax:
Unrealized holding gains (losses) on available-for-sale securities	2	(1)	—
Income tax expense related to items of other comprehensive income	—	—	—
Other comprehensive income (expense), net of tax	2	(1)	—
Comprehensive loss	$(15,341)	$(2,603)	$(11,799)
Net loss per share:
Basic and diluted	$(1.28)	$(0.23)	$(1.16)
Weighted average shares outstanding:
Basic and diluted	11,951	11,486	10,162

See accompanying notes to the consolidated financial statements.

Exhibit 99.3

SMITH MICRO SOFTWARE, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands)

			Additional	Accumulated
	Common stock		paid-in	comprehensive
	Shares	Amount	capital	deficit	Total
BALANCE, December 31, 2013	36,994	$37	$214,619	$(196,485)	$18,171
Exercise of common stock options	4	—	6	—	6
Non-cash compensation recognized on stock options and ESPP	—	—	157	—	157
Restricted stock grants, net of cancellations	1,421	1	3,494	—	3,495
Cancellation of shares for payment of withholding tax	(292)	—	(391)	—	(391)
Employee stock purchase plan	27	—	21	—	21
Issuance of common stock in a private placement	6,846	7	5,235		5,242
Comprehensive loss	—	—	—	(11,799)	(11,799)
BALANCE, December 31, 2014	45,000	$45	$223,141	$(208,284)	$14,902
Exercise of common stock options	8	—	10	—	10
Non-cash compensation recognized on stock options and ESPP	—	—	186	—	186
Restricted stock grants, net of cancellations	1,091	1	1,966	—	1,967
Cancellation of shares for payment of withholding tax	(394)	—	(458)	—	(458)
Tax benefit deficiencies related to restricted stock expense	—	—	5	—	5
Employee stock purchase plan	24	—	17	—	17
Comprehensive loss	—	—	—	(2,603)	(2,603)
BALANCE, December 31, 2015	45,729	$46	$224,867	$(210,887)	$14,026
Non-cash compensation recognized on stock options and ESPP	—	—	137	—	137
Restricted stock grants, net of cancellations	366	—	1,391	—	1,391
Cancellation of shares for payment of withholding tax	(126)	—	(304)	—	(304)
Employee stock purchase plan	7	—	13	—	13
Shares issued for iMobileMagic acquisition	611	—	1,737	—	1,737
Shares issued for interest on notes payable	8		17		17
Effects of reverse stock split	(34,297)	(34)	31	—	(3)
Issuance of warrants	—	—	1,386	—	1,386
Comprehensive loss	—	—	—	(15,341)	(15,341)
BALANCE, December 31, 2016	12,298	$12	$229,275	$(226,228)	$3,059

See accompanying notes to the consolidated financial statements.

Exhibit 99.3

SMITH MICRO SOFTWARE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year ended December 31,
	2016	2015	2014
Operating activities:
Net loss	$(15,343)	$(2,602)	$(11,799)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,381	1,904	2,931
Amortization of debt discounts and financing issuance costs	168	—	—
Long-lived asset impairment	411
Change in carrying value of contingent liability	(668)	—	—
Provision for adjustments to accounts receivable and doubtful accounts	70	31	347
Provision for excess and obsolete inventory	11	48	124
Loss on disposal of fixed assets	27	1	—
Tax benefits from stock-based compensation	—	(5)	—
Non-cash compensation related to stock options and restricted stock	1,528	2,158	3,652
Deferred income taxes	(137)	—	(2)
Change in operating accounts:
Accounts receivable	3,368	40	(1,000)
Income tax receivable	115	688	(7)
Inventories	16	10	(54)
Prepaid expenses and other assets	344	92	114
Accounts payable and accrued liabilities	(1,966)	(1,362)	(2,189)
Deferred revenue	(828)	(1,058)	1,034
Net cash used in operating activities	(11,503)	(55)	(6,849)
Investing activities:
Acquisition of Birdstep Technology, net of cash received	(1,927)	—	—
Acquisition of iMobileMagic, net of cash received	(558)	—	—
Capital expenditures	(500)	(124)	(216)
Proceeds from the sale of short-term investments	4,079	—	198
Purchases of short-term investments	—	(1,199)	—
Net cash provided by (used in) investing activities	1,094	(1,323)	(18)
Financing activities:
Cash received from issuance of common stock, net of offering costs	—	—	5,242
Cash received from related-party notes payable, net of issuance costs ($97)	1,903	—	—
Cash received from notes payable, net of issuance costs ($97)	1,903	—	—
Cash received from stock sale for employee stock purchase plan	13	17	21
Cash received from exercise of stock options	—	10	6
Tax benefits received from stock-based compensation	—	5	—
Net cash provided by financing activities	3,819	32	5,269
Net decrease in cash and cash equivalents	(6,590)	(1,346)	(1,598)
Cash and cash equivalents, beginning of period	8,819	10,165	11,763
Cash and cash equivalents, end of period	$2,229	$8,819	$10,165
Supplemental disclosures of cash flow information:
Cash paid for income taxes	$27	$17	$75
Cash paid for interest expense	$21	$—	$—
Change in unrealized gain (loss) on short-term investments	$2	$(1)	$—

See accompanying notes to the consolidated financial statements.

Exhibit 99.3

SMITH MICRO SOFTWARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization, Basis of Presentation and Summary of Significant Accounting Policies

The Company

Smith Micro Software, Inc. (“Smith Micro,” “Company,” “we,” “us,” and “or”) develops software to simplify and enhance the mobile experience, providing solutions to leading wireless service providers, device manufacturers, and enterprise businesses around the world.  From optimizing wireless networks to uncovering customer experience insights, and from streamlining Wi-Fi access to ensuring family safety, our solutions enrich connected lifestyles while creating new opportunities to engage consumers via smartphones. Our portfolio also includes a wide range of products for creating, sharing, and monetizing rich content, such as visual messaging, video streaming, and 2D/3D graphics applications. With this as a focus, it is Smith Micro’s mission to help our customers thrive in a connected world.

Over the past three decades, Smith Micro has developed deep expertise in embedded software for mobile devices, policy-based management platforms, and highly-scalable client and server applications.  Tier 1 mobile network operators, cable providers, OEMs/device manufacturers, and enterprise businesses across a wide range of industries use our software to capitalize on the growth of connected consumers and the Internet of Things (“IoT”).

In general, we help our customers:

•	Optimize networks, reduce operational costs, and deliver “best-connected” user experiences;
•	Manage mobile devices over-the-air for maximum performance, efficiency, reliability and cost-effectiveness;
•	Provide greater insight into the mobile user experience to improve service quality and customer loyalty;
•	Engage and grow high-value relationships with their customers using smartphones.

We continue to innovate and evolve our business to take advantage of industry trends and opportunities in emerging markets, such as “Big Data” analytics, the explosion of Wi-Fi hotspots, and business-to-consumer (“B2C”) mobile marketing and advertising.  The key to our longevity, however, is not simply technology innovation, but a never-ending focus on customer value.

Basis of Presentation

The accompanying consolidated financial statements reflect the operating results and financial position of Smith Micro and its wholly owned subsidiaries in accordance with accounting principles generally accepted in the United States of America. All intercompany amounts have been eliminated in consolidation.

Foreign Currency Transactions

The Company has international operations resulting from current and prior year acquisitions. The countries in which the Company has a subsidiary or branch office in are Serbia, Sweden, Portugal, the United Kingdom and Canada. The functional currency for all of these foreign entities is the U.S. dollar in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic No. 830-30, Foreign Currency Matters-Translation of Financial Statements. Foreign currency transactions that increase or decrease expected functional currency cash flows is a foreign currency transaction gain or loss that are included in determining net income for the period in which the exchange rate changes. Likewise, a transaction gain or loss (measured from the transaction date or the most recent intervening balance sheet date, whichever is later) realized upon settlement of a foreign currency transaction is included in determining net income for the period in which the transaction is settled.

Exhibit 99.3

Business Combinations

The Company applies the provisions of FASB ASC Topic No. 805, Business Combinations, in the accounting for its acquisitions, which requires recognition of the assets acquired and the liabilities assumed at their acquisition date fair values, separately from goodwill. Goodwill as of the acquisition date is measured as the excess of consideration transferred over the net of the acquisition date fair values of the tangible and identifiable intangible assets acquired and liabilities assumed. While the Company uses its best estimates and assumptions to accurately value assets acquired and liabilities assumed at the acquisition date as well as contingent consideration, where applicable, its estimates are inherently uncertain and subject to refinement. As a result, during the measurement period that exists up to twelve months from the acquisition date, the Company may record adjustments to the tangible and specifically identifiable intangible assets acquired and liabilities assumed with a corresponding adjustment to goodwill in the reporting period in which the adjusted amounts are determined. Upon the conclusion of the measurement period or final determination of the values of assets acquired and liabilities assumed, whichever comes first, the impact of any subsequent adjustments is included in the consolidated statements of operations.

Costs to exit or restructure certain activities of an acquired company or the Company’s internal operations are accounted for as a one-time termination and exit cost pursuant to FASB ASC Topic No. 420, Exit or Disposal Cost Obligations, and are accounted for separately from the business combination. A liability for costs associated with an exit or disposal activity is recognized and measured at its fair value in the Company’s consolidated statement of operations in the period in which the liability is incurred.

Uncertain income tax positions and tax-related valuation allowances that are acquired in connection with a business combination are initially estimated as of the acquisition date. The Company reevaluates these items quarterly based upon facts and circumstances that existed as of the acquisition date, with any adjustments to the preliminary estimates being recorded to goodwill if such adjustments occur within the 12-month measurement period. Subsequent to the end of the measurement period or the Company’s final determination of the value of the tax allowance or contingency, whichever comes first, changes to these uncertain tax positions and tax-related valuation allowances will affect the provision for income taxes in the consolidated statement of operations, and could have a material impact on results of operations and financial position.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The Company measures and discloses fair value measurements as required by FASB ASC Topic No. 820, Fair Value Measurements and Disclosures.

Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that is determined based on assumptions that market participants would use in pricing an asset or a liability. As a basis for considering such assumptions, the FASB establishes a three-tier value hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

•	Level 1 - Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
•	Level 2 - Include other inputs that are directly or indirectly observable in the marketplace.
•	Level 3 - Unobservable inputs which are supported by little or no market activity.

Exhibit 99.3

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

As required by FASB ASC Topic No. 820, we measure our cash equivalents and short-term investments at fair value. Our cash equivalents and short-term investments are classified within Level 1 by using quoted market prices utilizing market observable inputs.

As required by FASB ASC Topic No. 825, Financial Instruments, an entity can choose to measure at fair value many financial instruments and certain other items that are not currently required to be measured at fair value. Subsequent changes in fair value for designated items are required to be reported in earnings in the current period. This Topic also establishes presentation and disclosure requirements for similar types of assets and liabilities measured at fair value.  As permitted, the Company has elected not to use the fair value option to measure our available-for-sale securities under this Topic and will continue to report as required by FASB ASC Topic No. 320, Investments-Debt and Equity Securities.  We have made this election because the nature of our financial assets and liabilities are not of such complexity that they would benefit from a change in valuation to fair value.

As required by FASB ASC Topic No. 350, for goodwill and other intangibles impairment analysis, we utilize fair value measurements which are categorized within Level 3 of the fair value hierarchy.

Significant Concentrations

For the year ended December 31, 2016, two customers, each accounting for over 10% of revenues, made up 76.1% of revenues and 80% of accounts receivable, and one service provider with more than 10% of purchases totaled 24% of accounts payable.  For the year ended December 31, 2015, two customers, each accounting for over 10% of revenues, made up 76.7% of revenues and 83% of accounts receivable, and one service provider with more than 10% of purchases totaled 13% of accounts payable.  For the year ended December 31, 2014, two customers, each accounting for over 10% of revenues, made up 79.2% of revenues and 87% of accounts receivable, and one service provider with more than 10% of purchases totaled 27% of accounts payable.

Cash and Cash Equivalents

Cash and cash equivalents generally consist of cash, government securities, mutual funds, and money market funds. These securities are primarily held in two financial institutions and are uninsured except for the minimum Federal Deposit Insurance Corporation coverage, and have original maturity dates of three months or less.  As of December 31, 2016 and 2015, bank balances totaling approximately $2.1 million and $8.5 million, respectively, were uninsured.

Short-Term Investments

Short-term investments have consisted of corporate notes, bonds, and commercial paper and U.S. government agency and government sponsored enterprise obligations.  The Company accounts for these short-term investments as required by FASB ASC Topic No. 320, Investments-Debt and Equity Securities.  These debt and equity securities are not classified as either held-to-maturity securities or trading securities.  As such, they are classified as available-for-sale securities. Available-for-sale securities are recorded at fair value, with unrealized gains or losses recorded as a separate component of accumulated other comprehensive income in stockholders’ equity until realized.

Accounts Receivable and Allowance for Doubtful Accounts

We sell our products worldwide. We perform ongoing credit evaluations of our customers and adjust credit limits based upon payment history, the customer’s current credit worthiness and various other factors, as determined by our review of their current credit information. We continuously monitor collections and payments from our customers. We estimate credit losses and maintain an allowance for doubtful accounts

Exhibit 99.3

reserve based upon these estimates. While such credit losses have historically been within our estimated reserves, we cannot guarantee that we will continue to experience the same credit loss rates that we have in the past. If not, this could have an adverse effect on our consolidated financial statements. Allowances for product returns are included in other adjustments to accounts receivable on the accompanying consolidated balance sheets. Product returns are estimated based on historical experience and have also been within management’s estimates.

Inventories

Inventories consist principally of compact disks (“CDs”), boxes and manuals and are stated at the lower of cost (determined by the first-in, first-out method) or market. The Company regularly reviews its inventory quantities on hand and records a provision for excess and obsolete inventory based primarily on management’s forecast of product demand and production requirements. At December 31, 2016 and 2015, our net inventory of $12,000 and $39,000 respectively, consisted mostly of components.

Equipment and Improvements

Equipment and improvements are stated at cost. Depreciation is computed using the straight-line method based on the estimated useful lives of the assets, generally ranging from three to seven years. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful life of the asset or the lease term.

Internal Software Development Costs

Development costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established.  The Company considers technological feasibility to be established when all planning, designing, coding, and testing has been completed according to design specifications.  After technological feasibility is established, any additional costs are capitalized.  Through December 31, 2016, software has been substantially completed concurrently with the establishment of technological feasibility; accordingly, no costs have been capitalized to date.

Impairment or Disposal of Long Lived Assets

Long-lived assets to be held are reviewed for events or changes in circumstances which indicate that their carrying value may not be recoverable.  They are tested for recoverability using undiscounted cash flows to determine whether or not impairment to such value has occurred as required by FASB ASC Topic No. 360, Property, Plant, and Equipment.  The Company determined there was an impairment of its Customer Relationships intangible asset in the amount of $0.4 million as of December 31, 2016.

Goodwill

In accordance with FASB ASC Topic No. 350, Intangibles-Goodwill and Other, we review the recoverability of the carrying value of goodwill at least annually or whenever events or circumstances indicate a potential impairment. The Company’s annual impairment testing date is December 31. Recoverability of goodwill is determined by comparing the fair value of the Company’s reporting units to the carrying value of the underlying net assets in the reporting units. If the fair value of a reporting unit is determined to be less than the carrying value of its net assets, goodwill is deemed impaired and an impairment loss is recognized to the extent that the carrying value of goodwill exceeds the difference between the fair value of the reporting unit and the fair value of its other assets and liabilities.

Intangible Assets and Amortization

Amortization expense related to other intangibles acquired in acquisitions is calculated on a straight line basis over the useful lives.

Exhibit 99.3

Derivatives

The Company analyzes all financial instruments with features of both liabilities and equity under FASB ASC Topic No. 480, Distinguishing Liabilities From Equity and FASB ASC Topic No. 815, Derivatives and Hedging.  Derivative liabilities are adjusted to reflect fair value at each period end, with any increase or decrease in the fair value being recorded in results of operations as adjustments to fair value of derivatives. The effects of interactions between embedded derivatives are calculated and accounted for in arriving at the overall fair value of the financial instruments.

Deferred Rent and Other Long-Term Liabilities

The long-term liabilities are for deferred rent to account for the difference between straight-line and bargain rents, lease incentives included in deferred rent, restructuring expenses, and sublease deposits.

Going Concern Evaluation

In connection with preparing consolidated financial statements for the year ended December 31, 2016, management evaluated whether there were conditions and events, considered in the aggregate, that raised substantial doubt about the Company’s ability to continue as a going concern within one year from the date that the financial statements are issued.

The Company considered the following:

•	Operating losses for seven consecutive quarters.
•	Negative cash flow from operating activities for three consecutive quarters.
•	Depressed stock price resulting in being non-compliant with NASDAQ listing rules to maintain a stock price of $1.00/share resulting in the necessity to execute a 1:4 reverse stock split.
•	Loss of 32% of revenue from our number one customer, Sprint, in fiscal year 2016 versus fiscal year 2015.

Ordinarily, conditions or events that raise substantial doubt about an entity’s ability to continue as a going concern relate to the entity’s ability to meet its obligations as they become due.

The Company evaluated its ability to meet its obligations as they become due within one year from the date that the financial statements are issued by considering the following:

•	The Company raised $4.0 million of debt financing during the year ended December 31, 2016.
•	The Company has been able to raise capital from short-term loans from its Board members.
•

As a result of the Company’s restructuring that was implemented during the three months ended December 31, 2016, and again during the first quarter of fiscal 2017, the Company’s cost structure is now in line with its current baseline revenue projections.  See Footnote 3 for additional details regarding restructuring.

Management believes that the Company will generate enough cash from operations to satisfy its obligations for the next twelve months.

The Company will take the following actions if it starts to trend unfavorable to its internal profitability and cash flow projections, in order to mitigate conditions or events that would raise substantial doubt about its ability to continue as a going concern:

•	Raise additional capital through short-term loans.
•	Implement additional restructuring and cost reductions.
•	Raise additional capital through a private placement.

Exhibit 99.3

•	Secure a commercial bank line of credit.
•	Dispose of one or more product lines.
•	Sell or license intellectual property.

Revenue Recognition

We currently report our net revenues under two operating groups: Wireless and Graphics. Within each of these groups, software revenue is recognized based on the customer and contract type. We recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed and determinable, and collectability is probable as required by FASB ASC Topic No. 605-985, Revenue Recognition-Software.  We recognize revenues from sales of our software to our customers or end users as completed products are shipped and title passes or from royalties generated as authorized customers duplicate our software, if the other requirements are met. If the requirements are not met at the date of shipment, revenue is not recognized until these elements are known or resolved. For Wireless sales, returns from customers are limited to defective goods or goods shipped in error. Historically, customer returns have not exceeded the very nominal estimates and reserves. We also provide some technical support to our customers. Such costs have historically been insignificant.

We have a few multiple element agreements for which we have contracted to provide a perpetual license for use of proprietary software, to provide non-recurring engineering, and in some cases, to provide software maintenance (post contract support). For these software and software-related multiple element arrangements, we must: (1) determine whether and when each element has been delivered; (2) determine whether undelivered products or services are essential to the functionality of the delivered products and services; (3) determine the fair value of each undelivered element using vendor-specific objective evidence (“VSOE”); and (4) allocate the total price among the various elements. VSOE of fair value is used to allocate a portion of the price to the undelivered elements and the residual method is used to allocate the remaining portion to the delivered elements. Absent VSOE, revenue is deferred until the earlier of the point at which VSOE of fair value exists for any undelivered element or until all elements of the arrangement have been delivered. However, if the only undelivered element is post contract support, the entire arrangement fee is recognized ratably over the performance period. We determine VSOE for each element based on historical stand-alone sales to third parties or from the stated renewal rate for the elements contained in the initial arrangement. In determining VSOE, we require that a substantial majority of the selling prices for a product or service fall within a reasonably narrow pricing range.  We have established VSOE for our post contract support services and non-recurring engineering.

On occasion, we enter into fixed fee arrangements, i.e. for trials, in which customer payments are tied to the achievement of specific milestones. Revenue for these contracts is recognized based on customer acceptance of certain milestones as they are achieved.  We also enter hosting arrangements that sometimes include up-front, non-refundable set-up fees.  Revenue is recognized for these fees over the term of the agreement.

For Graphics sales, management reviews available retail channel information and makes a determination of a return provision for sales made to distributors and retailers based on current channel inventory levels and historical return patterns. Certain sales to distributors or retailers are made on a consignment basis.  Revenue for consignment sales are not recognized until sell through to the final customer is established. Certain revenues are booked net of revenue sharing payments. Sales directly to end users are recognized upon shipment. End users have a thirty-day right of return, but such returns are reasonably estimable and have historically been immaterial. We also provide technical support to our customers. Such costs have historically been insignificant.

Sales Incentives

For our Graphics sales, the cost of sales incentives the Company offers without charge to customers that can be used in, or that are exercisable by a customer as a result of, a single exchange transaction is accounted for as a reduction of revenue as required by FASB ASC Topic No. 605-50, Revenue Recognition-Customer

Exhibit 99.3

Payments and Incentives.  We use historical redemption rates to estimate the cost of customer incentives.  Total sales incentives were $0.3 million, $0.2 million and $0.5 million for the years ended December 31, 2016, 2015, and 2014, respectively.

Advertising Expense

Advertising costs are expensed as incurred. Advertising expenses were $0.5 million, $0.3 million, and $0.3 million for the years ended December 31, 2016, 2015, and 2014, respectively.

Stock-Based Compensation

The Company accounts for all stock-based payment awards made to employees and directors based on their fair values and recognized as compensation expense over the vesting period using the straight-line method over the requisite service period for each award as required by FASB ASC Topic No. 718, Compensation-Stock Compensation.

Net Loss Per Share

The Company calculates earnings per share (“EPS”) as required by FASB ASC Topic No. 260, Earning Per Share.  Basic EPS is calculated by dividing the net income available to common stockholders by the weighted average number of common shares outstanding for the period, excluding common stock equivalents. Diluted EPS is computed by dividing the net income available to common stockholders by the weighted average number of common shares outstanding for the period, plus the weighted average number of dilutive common stock equivalents outstanding for the period determined using the treasury-stock method. For purposes of this calculation, common stock subject to repurchase by the Company and options are considered to be common stock equivalents, and are only included in the calculation of diluted earnings per share when their effect is dilutive.

	Year Ended December 31,
	2016	2015	2014
	(in thousands, except per share amounts)
Numerator:
Net loss available to common stockholders	$(15,343)	$(2,602)	$(11,799)
Denominator:
Weighted average shares outstanding - basic	11,951	11,486	10,162
Potential common shares - options (treasury stock method)	—	—	—
Weighted average shares outstanding - diluted	11,951	11,486	10,162
Shares excluded (anti-dilutive)	—	17	37
Shares excluded due to an exercise price greater than weighted average stock price for the period	2,094	383	377
Net loss per common share:
Basic	$(1.28)	$(0.23)	$(1.16)
Diluted	$(1.28)	$(0.23)	$(1.16)

Exhibit 99.3

Recently Adopted Accounting Pronouncements

In September 2015, FASB issued ASU No. 2015-16, Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments as part of the Board’s Simplification Initiative.  This Update requires:

•	An acquirer to recognize adjustments to provisional amounts identified during the measurement period in the reporting period in which the adjustment amounts are determined.
•

An acquirer to record, in the same period’s financial statements, the effect on earnings of changes in depreciation, amortization, or other income effects resulting from the change to the provisional amounts. This effect is required to be calculated as if the accounting had been completed at the acquisition date.

•

An entity to present separately on the face of the income statement or disclose in the notes the portion of the amount recorded in current-period earnings by line item that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date.

The guidance was effective for financial statements issued for annual periods beginning after December 15, 2015, including interim periods within those fiscal years.  The Company has adopted this standard and it did not have a material impact on the Company’s consolidated financial statements.

In April 2015, FASB issued ASU No. 2015-03, Interest-Imputation of Interest (Topic 835-30): This Update requires that debt issuance costs be presented in the balance sheet as a direct deduction from the carrying amount of debt liability, consistent with debt discounts or premiums. The Company has adopted this standard during fiscal year 2016 and it did not have a material impact on the Company’s consolidated financial statements.

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements-Going Concern (Subtopic 205-40).  The Update provides U.S. GAAP guidance on management’s responsibility in evaluating whether there is substantial doubt about a company’s ability to continue as a going concern and about related footnote disclosures. For each reporting period, management will be required to evaluate whether there are conditions or events that raise substantial doubt about a company’s ability to continue as a going concern within one year from the date the financial statements are issued.  The amendments in this Update are effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. The Company has adopted this standard and it had no impact on the Company’s consolidated financial statements other than additional required disclosure.

Recently Issued Accounting Standards not yet Adopted

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, to reduce the existing diversity in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. Amendments in this update are effective for annual periods beginning after December 15, 2017, and interim periods within those annual periods. Early adoption is permitted for any entity in any interim or annual period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. An entity that elects early adoption must adopt all of the amendments in the same period.  The Company will be evaluating the impact of this guidance on our consolidated financial statements.

In March 2016, the FASB issued final guidance in ASU No. 2016-09, Improvements to Employee Share-Based Payment Accounting, which will change certain aspects of accounting for share-based payments to employees.  The new guidance will require all income tax effects of awards to be recognized in the income statement when the awards vest or are settled.  It will also allow an employer to repurchase more of an employee’s shares than it currently can for tax withholding purposes without triggering liability accounting and to make a policy election to account for forfeitures as they occur.  The guidance is effective for financial

Exhibit 99.3

statements issued for annual periods beginning after December 15, 2016.  Early adoption is permitted for all companies in any interim or annual period, and must be adopted on a modified prospective approach.  Due to the Company applying a full valuation allowance against its deferred tax assets, the nature of the change on the balance sheet will not be material.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), to increase transparency and comparability among organizations by recognizing all lease transactions (with terms in excess of 12 months) on the balance sheet as a lease liability and a right-of-use asset (as defined). The ASU is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years, with earlier application permitted.  Upon adoption, the lessee will apply the new standard retrospectively to all periods presented or retrospectively using a cumulative effect adjustment in the year of adoption.  The Company will be evaluating the impact of this guidance on our consolidated financial statements.

In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments-Overall (Topic 825-10). The Amendments to this Update require all equity investments to be measured at fair value with changes in the fair value recognized through net income (other than those accounted for under equity method of accounting or those that result in consolidation of the investee).  The amendments in this Update also require an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments. In addition, the amendments in this Update requires disclosure of the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet.  For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Early application by public business entities to financial statements of fiscal years or interim periods that have not yet been issued or, by all other entities, that have not yet been made available for issuance of the following amendments in this Update are permitted as of the beginning of the fiscal year of adoption - an entity should present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk if the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments. The Company will be evaluating the impact of this guidance on our consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606).  The amendments to this Update supersede nearly all existing revenue recognition guidance under U.S. GAAP. The core principle of this Topic is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods or services. This Topic defines a five-step process to achieve this core principle and, in doing so, it is possible more judgment and estimates may be required within the revenue recognition process than required under existing U.S. GAAP including identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation. In July 2015, the FASB deferred the effective date for annual reporting periods beginning after December 15, 2017 (including interim reporting periods within those periods). Early adoption is permitted to the original effective date of December 15, 2016 (including interim reporting periods within those periods). The amendments may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of initial application. The Company will be evaluating the impact of this guidance on our consolidated financial statements.

2. Acquisitions

The Company applies the provisions of FASB ASC Topic No. 805, Business Combinations, in the accounting for its acquisitions, which requires recognition of the assets acquired and the liabilities assumed at their acquisition date fair values, separately from goodwill. Goodwill as of the acquisition date is measured as the excess of consideration transferred over the net of the acquisition date fair values of the tangible and identifiable intangible assets acquired and liabilities assumed. While the Company uses its best estimates and assumptions to accurately value assets acquired and liabilities assumed at the acquisition date as well as contingent consideration, where applicable, its estimates are inherently uncertain and subject to refinement. As

Exhibit 99.3

a result, during the measurement period that exists up to 12 months from the acquisition date, the Company may record adjustments to the tangible and specifically identifiable intangible assets acquired and liabilities assumed with a corresponding adjustment to goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired and liabilities assumed, whichever comes first, the impact of any subsequent adjustments is included in the consolidated statements of operations.

Costs to exit or restructure certain activities of an acquired company or the Company’s internal operations are accounted for as a one-time termination and exit cost pursuant to FASB ASC Topic No. 420, Exit or Disposal Cost Obligations, and are accounted for separately from the business combination. A liability for costs associated with an exit or disposal activity is recognized and measured at its fair value in the Company’s consolidated statement of operations in the period in which the liability is incurred.

Uncertain income tax positions and tax-related valuation allowances that are acquired in connection with a business combination are initially estimated as of the acquisition date. The Company reevaluates these items quarterly based upon facts and circumstances that existed as of the acquisition date, with any adjustments to the preliminary estimates being recorded to goodwill if such adjustments occur within the 12-month measurement period. Subsequent to the end of the measurement period or the Company’s final determination of the value of the tax allowance or contingency, whichever comes first, changes to these uncertain tax positions and tax-related valuation allowances will affect the provision for income taxes in the consolidated statement of operations, and could have a material impact on results of operations and financial position.

iMobileMagic – Mobile Experiences, LDA

On July 19, 2016, the Company and iMobileMagic – Mobile Experiences, LDA (“iMM”), a Portuguese limited liability company, entered into a Share Purchase Agreement (the “Share Purchase Agreement”) pursuant to which the Company agreed to acquire 100% of the outstanding share capital (the “Shares”) of iMM.  Under the terms of the Share Purchase Agreement, the aggregate purchase price for the Shares, Shareholders Credits and the share held by Seller Marco Leal in the share capital of the Portuguese company “Fammly, Lda.”, consisted of the following consideration (collectively, the “Purchase Price”): (i) €500,000 in cash, plus €20,238 in cash corresponding to the difference between cash and debt (excluding the Shareholders Credits) of the Company as of June 30, 2016, in a total of €520,238 or equivalent value of $580,577 in cash (the “Cash Consideration”); (ii) €500,000 or equivalent value of $578,994 in value of Buyer’s common stock (the “Initial Shares”); and (iii) €1,000,000 or equivalent value of $1,157,989 in value of Buyer’s common stock to be held in escrow pursuant to the Escrow Agreement (the “Escrowed Shares”). As a result of the Acquisition, iMM has become a wholly-owned subsidiary of the Company.  Approximately 16 employees continued as employees of iMM following the Closing.  Acquisition-related costs of $0.2 million were recorded as expense in fiscal year 2016 in the general and administrative section of the consolidated statement of operations.

The total purchase price is summarized as follows (in thousands):

Cash paid at closing	$581
Common stock	1,737
Total purchase price	$2,318

Exhibit 99.3

The Company’s allocation of the purchase price is summarized as follows (in thousands):

Assets:
Cash and cash equivalents	$23
Short term investments	1
Accounts receivable	156
Prepaids and other current assets	8
Intangible assets	683
Goodwill	1,695
Total assets	$2,566
Liabilities:
Accounts payable	$13
Accrued liabilities	64
Deferred tax liability	171
Total liabilities	$248
Total purchase price	$2,318

The results of operations of iMobileMagic have been included in the Company’s consolidated financial statements from the date of acquisition.  The pro-forma effect of the acquisition on historical periods is not material and therefore is not included.

The purpose of the iMobileMagic acquisition was to enter into the fast growing international family services, location-tracking market.

Birdstep Technology AB

On April 7, 2016, pursuant to the Share Purchase Agreement, dated as of March 8, 2016, by and between the Company and Birdstep Technology ASA (“Birdstep”), the Company completed its acquisition of 100% of the outstanding capital stock of Birdstep’s wholly owned Swedish subsidiary, Birdstep Technology AB (the “Acquisition”).  Pursuant to the terms of the Share Purchase Agreement, the Company paid a net purchase price of $2,000,000 in cash to Birdstep at the closing.  As a result of the Acquisition, Birdstep Technology AB became a wholly-owned subsidiary of the Company.  Approximately 18 employees continued as employees of Birdstep Technology AB following the Closing.  Acquisition-related costs of $0.2 million were recorded as expense in the fiscal year 2016 in the general and administrative section of the consolidated statement of operations.

The total purchase price is summarized as follows (in thousands):

Cash paid at closing	$2,883
Less: Reimbursement of cash on hand at closing	(883)
Total purchase price	$2,000

Exhibit 99.3

The Company’s allocation of the purchase price is summarized as follows (in thousands):

Assets:
Cash and cash equivalents	$73
Accounts receivable	99
Income tax receivable	103
Prepaids and other current assets	311
Equipment and improvements	30
Intangible assets	670
Goodwill	1,991
Total assets	$3,277
Liabilities:
Accounts payable	$223
Accrued liabilities	421
Deferred revenue	486
Deferred tax liability	147
Total liabilities	$1,277
Total purchase price	$2,000

The results of operations of Birdstep Technology AB have been included in the Company’s consolidated financial statements from the date of acquisition.  The pro-forma effect of the acquisition on historical periods is not material and therefore is not included.

The purpose of the Birdstep acquisition was to re-enter the Asia-Pacific and European wireless markets, and to acquire engineering talent that was already in place and developing essentially the same NetWise-type products that we were.

3. Restructuring

2016 Restructuring

In the fourth quarter of fiscal 2016, the Board of Directors approved a plan of restructuring intended to streamline and flatten the Company’s organization, reduce overall headcount by approximately 30%, and reduce its overall cost structure by approximately $2.5 million per quarter. The restructuring plan resulted in special charges totaling $0.3 million recorded during the three-month period ended December 31, 2016. These charges were for primarily related to severance costs and were all paid out by December 31, 2016.

In the first quarter of fiscal 2017, the Board of Directors approved an additional restructuring plan intended to further streamline and flatten the Company’s organization, reduce overall headcount by approximately 16%, and reduce its overall cost structure by another $0.9 - $1.0 million per quarter. The restructuring plan will result in special charges totaling approximately $0.3 million to be recorded during the three-month period ending March 31, 2017. These charges are primarily related to severance costs and include $0.1 million of  non-cash stock-based compensation severance.

2014 Restructuring

On May 6, 2014, the Board of Directors approved a plan of restructuring intended to streamline and flatten the Company’s organization, reduce overall headcount by approximately 20%, and reduce its overall cost structure by approximately $2.0 million per quarter. The restructuring plan resulted in special charges totaling $1.8 million recorded during the three-month period ended June 30, 2014. These charges were for non-cash stock-based compensation expense of $1.3 million, severance costs for affected employees of $0.4 million, and other related costs of $0.1 million.

Exhibit 99.3

2013 Restructuring

On July 25, 2013, the Board of Directors approved a plan of restructuring intended to bring the Company’s operating expenses better in line with revenues. The restructuring plan involved a realignment of organizational structures, facility consolidations/closures, and headcount reductions of approximately 26% of the Company’s worldwide workforce.  The restructuring plan was implemented primarily during the three-month period ended September 30, 2013 and resulted in annualized savings of approximately $16.0 million.

The restructuring plan resulted in special charges totaling $5.6 million recorded in the year ended December 31, 2013. These charges were for lease/rental terminations of $3.3 million, severance costs for affected employees of $1.1 million, equipment, and improvements write-offs as a result of our lease/rental terminations of $1.0 million and other related costs of $0.2 million.

In the year ended December 31, 2014, we increased the reserve by $0.6 million due to changes in our assumptions on future sublease income on our lease terminations of $0.8 million, partially offset by adjustments to our one-time employee termination benefits.

Following is the activity in our restructuring liability for the year ended December 31, 2016 (in thousands):

	December 31, 2015			December 31, 2016
	Balance	Provision-net	Usage	Balance
Lease/rental terminations	$2,123	$17	$(354)	$1,786
One-time employee termination benefits	—	239	(174)	65
Datacenter consolidation, other	86	47	(24)	109
Total	$2,209	$303	$(552)	$1,960

4. Fair Value of Financial Instruments

The Company analyzes all financial instruments with features of both liabilities and equity under FASB ASC Topic No. 480, Distinguishing Liabilities From Equity and FASB ASC Topic No. 815, Derivatives and Hedging.   Derivative liabilities are adjusted to reflect fair value at each period end, with any increase or decrease in the fair value being recorded in results of operations as adjustments to fair value of derivatives. The effects of interactions between embedded derivatives are calculated and accounted for in arriving at the overall fair value of the financial instruments.

At December 31, 2016, the aggregate fair value and the carrying value of the Company’s long-term debt was as follows (in thousands):

	As of December 31, 2016		As of December 31, 2015
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Long-term debt - related party	$1,295	$1,295	$—	$—
Long-term debt	1,295	1,295	—	—
Total long-term debt	$2,590	$2,590	$—	$—

The carrying value $2.6  million is net of debt discount of $1.2 million and debt issuance costs of $0.2 million as of December 31, 2016.

Exhibit 99.3

5. Balance Sheet Details

Short-Term Investments

Short-term investments consist of U.S. government agency and government sponsored enterprise obligations.  The Company accounts for these short-term investments as required by FASB ASC Topic No. 320, Investments-Debt and Equity Securities.  These debt and equity securities are not classified as either held-to-maturity securities or trading securities.  As such, they are classified as available-for-sale securities. Available-for-sale securities are recorded at fair value, with unrealized gains or losses recorded as a separate component of accumulated other comprehensive income in stockholders’ equity until realized.  Available-for-sale securities with contractual maturities of less than 12 months were as follows (in thousands):

	December 31, 2016			December 31, 2015
	Amortized	Gross	Fair	Amortized	Gross	Fair
	cost basis	unrealized loss	value	cost basis	unrealized loss	value
Corporate bonds and notes	$—	$—	$—	$—	$—	$—
Government securities/money market	—	—	—	4,080	(2)	4,078
Total	$—	$—	$—	$4,080	$(2)	$4,078

There were no realized gains (losses) recognized in interest and other income for the years ended December 31, 2016, 2015, and 2014.

Equipment and Improvements

Equipment and improvements consist of the following (in thousands):

	December 31,
	2016	2015
Computer hardware, software, and equipment	$14,617	$16,288
Leasehold improvements	5,315	5,170
Office furniture and fixtures	1,073	1,214
	21,005	22,672
Less accumulated depreciation and amortization	(19,194)	(20,180)
Equipment and improvements, net	$1,811	$2,492

Depreciation and amortization expense on equipment and improvements was $1.3 million, $1.9 million and $2.9 million for the years ended December 31, 2016, 2015, and 2014 respectively.

Other Assets

These are office rent and other deposits.

Exhibit 99.3

Intangible Assets

The following table sets forth our acquired intangible assets by major asset class as of December 31, 2016 and December 31, 2015 (in thousands except for useful life data):

		December 31, 2016					December 31, 2015
	Useful life		Accumulated	Net book value	Impairment	Net		Accumulated	Net
	(years)	Gross	amortization	before impairment	charge	book value	Gross	amortization	book value
Purchased technology	5 -6	$265	$(32)	$233	$—	$233	$—	$—	$—
Customer relationships	3-6	999	(147)	852	(411)	441	—	—	—
Trademarks/trade names	2	38	(9)	29	—	29	—	—	—
Non-compete	3	51	(9)	42	—	42	—	—	—
Total		$1,353	$(197)	$1,156	$(411)	$745	$—	$—	$—

Intangible assets amortization expense was $0.1 million for the three and twelve months ended December 31, 2016.

Future amortization expense related to intangible assets as of December 31, 2016 are as follows (in thousands):

Year Ending December 31,
2017	259
2018	249
2019	143
2020	46
2021	40
Beyond	8
Total	$745

Valuation of Goodwill and Intangible Assets

The Company accounts for goodwill and intangible assets as required by FASB ASC Topic No. 350, Intangibles-Goodwill and Other.  This statement requires us to periodically assess the impairment of our goodwill and intangible assets, which requires us to make assumptions and judgments regarding the carrying value of these assets. These assets are considered to be impaired if we determine that their carrying value may not be recoverable based upon our assessment of the following events or changes in circumstances:

•	a determination that the carrying value of such assets cannot be recovered through undiscounted cash flows;
•	loss of legal ownership or title to the assets;
•	significant changes in our strategic business objectives and utilization of the assets; or
•	the impact of significant negative industry or economic trends.

If the intangible assets are considered to be impaired, the impairment we recognize is the amount by which the carrying value of the intangible assets exceeds the fair value of the intangible assets. In addition, we base the useful lives and the related amortization expense on our estimate of the useful life of the intangible assets. Due to the numerous variables associated with our judgments and assumptions relating to the carrying value of our intangible assets and the effects of changes in circumstances affecting these valuations, both the precision and reliability of the resulting estimates are subject to uncertainty, and as additional information becomes known, we may change our estimate, in which case, the likelihood of a material change in our reported results would increase.  The Company recognized an impairment loss of $0.4 million in the three and twelve months ended December 31, 2016 related to an intangible asset acquired from our Birdstep acquisition.

Exhibit 99.3

We review the recoverability of the carrying value of goodwill at least annually or whenever events or circumstances indicate a potential impairment. Our annual impairment testing date is December 31. Recoverability of goodwill is determined by comparing the estimated fair value of our reporting units to the carrying value of the underlying net assets in the reporting units. If the estimated fair value of a reporting unit is determined to be less than the fair value of its net assets, goodwill is deemed impaired and an impairment loss is recognized to the extent that the carrying value of goodwill exceeds the difference between the estimated fair value of the reporting unit and the fair value of its other assets and liabilities. We determined that we did not have any impairment of goodwill at December 31, 2016.

Accrued Liabilities

Accrued short-term liabilities consist of the following (in thousands):

	December 31,
	2016	2015
Salaries and benefits	$2,545	$2,723
Restructuring liabilities	485	442
Pennsylvania grant liability	65	1,000
Royalties and revenue sharing	146	643
Income & other taxes payable	56	205
Interest payable	97	—
Marketing expenses, rebates, and other	109	51
Total accrued short-term liabilities	$3,503	$5,064

Deferred Rent and Other Long-Term Liabilities

Deferred rent and other long-term liabilities consist of the following (in thousands):

	December 31,
	2016	2015
Deferred rent	$1,162	$1,402
Restructuring liabilities	1,475	1,767
Pennsylvania grant liability	267	—
Sublease deposits	66	66
Total deferred rent and other long-term liabilities	$2,970	$3,235

6. Income Taxes

Income (loss) before provision for income taxes was generated from the following sources (in thousands):

	Year Ended December 31,
	2016	2015	2014
Domestic	$(15,145)	$(2,651)	$(11,867)
Foreign	(427)	117	117
Total loss before provision for income taxes	$(15,572)	$(2,534)	$(11,750)

Exhibit 99.3

A summary of the income tax expense is as follows (in thousands):

	Year Ended December 31,
	2016	2015	2014
Current:
Federal	$—	$—	$—
State	(153)	5	5
Foreign	61	63	44
Total current	(92)	68	49
Deferred:
Federal	—	—	—
State	—	—	—
Foreign	(137)	—	—
Total deferred	(137)	—	—
Total provision	$(229)	$68	$49

A reconciliation of the provision for income taxes to the amount of income tax expense that would result from applying the federal statutory rate to the profit before income taxes is as follows:

	Year Ended December 31,
	2016	2015	2014
Federal statutory rate	35.0%	35.0%	35.0
State tax, net of federal benefit	4.6	(20.4)	1.2
Equity compensation	(0.3)	(13.7)	(6.6)
International tax items	(1.0)	(4.6)	0.1
Foreign taxes	0.5	(2.5)	(0.4)
Uncertain tax positions	1.1	0.0	0.0
Other	(0.2)	(10.6)	(2.5)
Miscellaneous	(0.5)	(1.1)	0.0
Change in valuation allowance	(37.7)	15.2	(27.5)
	1.5%	(2.7)%	(0.7)

The major components of the Company’s deferred tax assets and liabilities are as follows (in thousands):

	Year Ended December 31,
	2016	2015
Deferred income tax assets
Net operating loss carry forwards	$53,986	$48,003
Credit carry forwards	3,464	3,708
Fixed assets	985	1,181
Intangibles	15,894	19,588
Equity based compensation	688	311
Nondeductible accruals	1,346	1,977
Various reserves	132	142
Other	29	56
Valuation allowance	(76,648)	(74,907)
Total deferred income taxes - net	(124)	59
Deferred income tax liabilities
Prepaid expenses	(57)	(59)
Total deferred income liabilities	(57)	(59)

Net deferred income tax assets (liabilities)	$(181)	$—

Exhibit 99.3

The Company has federal and state net operating loss (“NOL”) carryforwards of approximately $134.5 million and $147.4 million, respectively, at December 31, 2016, to reduce future cash payments for income taxes.  Of the $134.5 million of NOL carryforwards at December 31, 2016, $0.8 million relates to the excess tax benefits from employee restricted stock.  Equity will be increased by $0.8 million, if and when such excess tax benefits are ultimately realized.  These federal NOL carryforwards will expire from 2024 through 2036 and state NOL carryforwards will expire 2016 through 2036.  The Company also had $0.5 million of Alternative minimum tax credit carryforwards with an indefinite life, available to offset regular federal income tax requirements.

The Company has federal and state tax credit carryforwards of approximately $2.5 million and $0.7 million, respectively, at December 31, 2016. These tax credits will begin to expire in 2027.

To the extent that an ownership change has occurred under Internal Revenue Code Sections 382 and 383, the Company’s use of its loss carryforwards and credit carryforwards to offset future taxable income may be limited.

At December 31, 2016 and 2015, the Company had unrecognized tax benefits, including interest and penalties of approximately $0.4 million and $0.6 million for as of December 31, 2016 and 2015, respectively.

The Company’s gross unrecognized tax benefits as of December 31, 2016 and 2015 and the changes in those balances are as follows (in thousands):

	Year Ended December 31,
	2016	2015
Beginning balance	$592	$592
Increases/(decreases) in tax positions for the current year	(164)	—
Increases/(decreases) in tax positions for the prior year	—	—
Gross unrecognized tax benefits, ending balance	$428	$592

We account for income taxes as required by FASB ASC Topic No. 740, Income Taxes. This Topic clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Topic also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.  The Topic requires an entity to recognize the financial statement impact of a tax position when it is more likely than not that the position will be sustained upon examination.  The amount recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement.  In addition, the Topic permits an entity to recognize interest and penalties related to tax uncertainties either as income tax expense or operating expenses.  The Company has chosen to recognize interest and penalties related to tax uncertainties as income tax expense.

The Company assesses whether a valuation allowance should be recorded against its deferred tax assets based on the consideration of all available evidence, using a “more likely than not” realization standard. The four sources of taxable income that must be considered in determining whether deferred tax assets will be realized are: (1) future reversals of existing taxable temporary differences (i.e., offset of gross deferred tax liabilities against gross deferred tax assets); (2) taxable income in prior carryback years, if carryback is permitted under the applicable tax law; (3) tax planning strategies; and (4) future taxable income exclusive of reversing temporary differences and carryforwards.

After a review of the four sources of taxable income as of December 31, 2016 (as described above), and after consideration of the Company’s continuing cumulative loss position as of December 31, 2016, the Company recorded a valuation allowance related to its U.S.-based deferred tax assets of $76.6 million at December 31, 2016.  During fiscal year 2016, the valuation allowance on deferred tax assets increased by $1.7 million, decreased $0.8 million during fiscal year 2015, and increased $3.2 million during fiscal year 2014.

Exhibit 99.3

We recognized interest and penalties accrued related to unrecognized tax benefits in income tax expense.  During the fiscal years 2016 and 2015, we recognized approximately $0 and $3,000 of interest and penalties in each year.  The cumulative interest and penalties at December 31, 2016 and 2015 were $0 and $47,000, respectively.

Unrecognized tax benefits of $164 million were released in October of 2016, which impacted the effective tax rate due to the expiration of the statute of limitations.  We do not anticipate any material changes to unrecognized tax benefits within the next twelve months that will affect the effective tax rate.

The Company is subject to U.S. federal income tax, as well as to income tax of multiple state jurisdictions. Federal income tax returns of the Company are subject to IRS examination for the 2012 – 2015 tax years. State income tax returns are subject to examination for a period of three to four years after filing.  As of December 31, 2016, the Company had no outstanding tax audits.  The outcome of tax audits cannot be predicted with certainty. If any issues addressed in the Company’s tax audits are resolved in a manner not consistent with management’s expectations, the Company could be required to adjust its provision for income tax in the period such resolution occurs.

7. Commitments and Contingencies

Leases

The Company leases its buildings under operating leases that expire on various dates through 2022. Future minimum annual lease payments under such leases as of December 31, 2016 are as follows (in thousands):

Year Ending December 31,	Operating
2017	$2,364
2018	2,387
2019	1,998
2020	1,702
2021	1,705
Beyond	33
Total	$10,189

As of December 31, 2016, $4.0 million of the remaining lease commitments expense has been accrued as part of the 2013 Restructuring Plan, partially offset by future estimated sublease income of $2.1 million.

Total rent expense was $1.6 million, $1.3 million and $1.2 million for the years ended December 31, 2016, 2015, and 2014, respectively.

As a condition of our lease in Pittsburgh, the landlord agreed to incentives of $40.00 per square foot, or a total of $2.2 million, for improvements to the space.  These costs have been included in deferred rent in our long-term liabilities and are being amortized over the remaining lease term.

Pennsylvania Opportunity Grant Program

On September 26, 2011, we received $1.0 million from the State of Pennsylvania to help fund our agreement to start-up a new facility.  The grant carried with it an obligation, or commitment, to employ at least 232 people within a three-year time period that ended on December 31, 2013.  We received an extension of time to meet this employment commitment by April 30, 2016.  The grant contained conditions that would require us to return a pro-rata amount of the monies received if we failed to meet these conditions.  As such, the monies had been recorded as a liability in the accrued liabilities line item on the balance sheet until we are irrevocably entitled to retain the monies, or until it is determined that we need to return a portion or all of the monies received.  On June 27, 2016, we received a letter from the State of Pennsylvania requesting reimbursement of $0.3 million and said we earned the remaining $0.7 million of the original $1.0 million grant.  On September 19, 2016, we entered into a Settlement and Release Agreement with the Commonwealth of Pennsylvania,

Exhibit 99.3

acting by and through the Department of Community and Economic Development (“DCED”) to repay $0.3 million of the original $1.0 million grant.  Per the agreement, the total amount due of $0.3 million is at 0% interest and is payable in twenty equal quarterly installments commencing on January 31, 2017 and ending on October 31, 2021.

Litigation

The Company may become involved in various legal proceedings arising from its business activities. While management does not believe the ultimate disposition of these matters will have a material adverse impact on the Company’s consolidated results of operations, cash flows, or financial position, litigation is inherently unpredictable, and depending on the nature and timing of these proceedings, an unfavorable resolution could materially affect the Company’s future consolidated results of operations, cash flows, or financial position in a particular period.

Other Contingent Contractual Obligations

During its normal course of business, the Company has made certain indemnities, commitments, and guarantees under which it may be required to make payments in relation to certain transactions. These include: intellectual property indemnities to the Company’s customers and licensees in connection with the use, sale and/or license of Company products; indemnities to various lessors in connection with facility leases for certain claims arising from such facility or lease; indemnities to vendors and service providers pertaining to claims based on the negligence or willful misconduct of the Company; indemnities involving the accuracy of representations and warranties in certain contracts; and indemnities to directors and officers of the Company to the maximum extent permitted under the laws of the State of Delaware. In addition, the Company has made contractual commitments to employees providing for severance payments upon the occurrence of certain prescribed events. The Company may also issue a guarantee in the form of a standby letter of credit as security for contingent liabilities under certain customer contracts. The duration of these indemnities, commitments, and guarantees varies, and in certain cases, may be indefinite. The majority of these indemnities, commitments and guarantees may not provide for any limitation of the maximum potential for future payments the Company could be obligated to make. The Company has not recorded any liability for these indemnities, commitments, and guarantees in the accompanying consolidated balance sheets.

8. Segment, Customer Concentration and Geographical Information

Segment Information

Public companies are required to report financial and descriptive information about their reportable operating segments as required by FASB ASC Topic No. 280, Segment Reporting. The Company has two primary business units based on how management internally evaluates separate financial information, business activities and management responsibility. Wireless includes our NetWise®, CommSuite®, SafePath™, and QuickLink® family of products.  Graphics includes our consumer-based products: Poser®, Moho™ (formerly Anime Studio®), Clip Studio® (formerly Manga Studio®), MotionArtist® and StuffIt®.

The Company does not separately allocate operating expenses to these business units, nor does it allocate specific assets. Therefore, business unit information reported includes only revenues.

The following table shows the revenues generated by each business unit (in thousands):

	Year Ended December 31,
	2016	2015	2014
Wireless	$23,086	$33,553	$31,276
Graphics	5,149	5,954	5,703
Total revenues	28,235	39,507	36,979
Cost of revenues	7,564	8,152	9,317
Gross profit	$20,671	$31,355	$27,662

Exhibit 99.3

Customer Concentration Information

A summary of the Company’s customers that represent 10% or more of the Company’s revenues is as follows:

	Year Ended December 31,
	2016	2015	2014
Wireless:
Sprint (& affiliates)	62.6%	65.4%	68.0%
Graphics:
FastSpring	13.5%	11.3%	11.2%

The customers listed above comprised 80%, 83% and 87% of our accounts receivable as of December 31, 2016, 2015, and 2014, respectively.  Our major customers could reduce their orders of our products in favor of a competitor's product or for any other reason. The loss of any of our major customers or decisions by a significant customer to substantially reduce purchases could have a material adverse effect on our business.

Geographical Information

During the years ended December 31, 2016, 2015, and 2014, the Company operated in three geographic locations: the Americas, EMEA (Europe, the Middle East, and Africa), and Asia Pacific. Revenues attributed to the geographic location of the customer’s bill-to address, were as follows (in thousands):

	Year ended December 31,
	2016	2015	2014
Americas	$27,618	$39,008	$35,689
EMEA	424	239	964
Asia Pacific	193	260	326
Total revenues	$28,235	$39,507	$36,979

9. Profit Sharing

The Company offers its employees a 401(k) plan, in which the Company matches the employee contributions at a rate of 20%, subject to a vesting schedule. Total employer contributions amounted to $0.2 million in each of the years ended December 31, 2016, 2015, and 2014.

10. Stock-Based Compensation

Stock Plans

On June 18, 2015, our Shareholders approved the 2015 Omnibus Equity Incentive Plan (“2015 OEIP”).  The 2015 OEIP, which became effective the same date, replaced the 2005 Stock Option / Stock Issuance Plan (“2005 Plan”) which was due to expire on July 28, 2015.  All outstanding options under the 2005 Plan remain outstanding, but no new grants will be made under that Plan.  The maximum number of shares of the Company’s common stock available for issuance over the term of the 2015 OEIP may not exceed 2,125,000 shares.

The 2015 Plan provides for the issuance of full value awards (restricted stock, performance stock, dividend equivalent right or restricted stock units) and not full value awards (stock options or stock appreciation rights) to employees, non-employee members of the board and consultants. Any full value award settled in shares will be debited as 1.2 shares and not full value awards settled in shares will be debited as 1.0 shares against the share reserve.  The exercise price per share for option grants is not to be less than the fair market value per share of the Company’s common stock on the date of grant. The Board of Directors has the discretion to determine the vesting schedule. Options may be exercisable immediately or in installments, but generally vest over a four-year period from the date of grant. In the event the holder ceases to be employed by the Company, all unvested options terminate and all vested options may be exercised within a period following termination. In general, options expire ten years from the date of grant. Restricted stock is valued using the closing stock price on the date of the grant. The total value is expensed over the vesting period of 12 to 48 months.

Exhibit 99.3

Employee Stock Purchase Plan

The Company has a shareholder approved employee stock purchase plan (“ESPP”), under which substantially all employees may purchase the Company’s common stock through payroll deductions at a price equal to 85% of the lower of the fair market values of the stock as of the beginning and end of six-month offering periods. An employee’s payroll deductions under the ESPP are limited to 10% of the employee’s compensation and employees may not purchase more than the lesser of $25,000 of stock, or 250 shares, for any purchase period. Additionally, no more than 250,000 shares may be purchased under the plan.

Stock Compensation Expense

The Company accounts for all stock-based payment awards made to employees and directors based on their fair values and recognized as compensation expense over the vesting period using the straight-line method over the requisite service period for each award as required by FASB ASC Topic No. 718, Compensation-Stock Compensation.

Valuation of Stock Option and Restricted Stock Awards

The assumptions used to compute the share-based compensation costs for the stock options granted during the years ended December 31, 2016, 2015, and 2014, respectively, using the Black-Scholes option pricing model, were as follows:

	Year Ended December 31,
	2016	2015	2014
Weighted average grant-date fair value of stock options	$1.40	$3.08	$2.28
Assumptions
Risk-free interest rate (weighted average)	1.1%	1.1%	1.2%
Expected dividend yield	—	—	—
Weighted average expected life (years)	4.8	4.0	3.5
Volatility (weighted average)	74.3%	83.5%	82.9%
Forfeiture rate	23.0%	23.3%	25.5%

The risk-free interest rate assumption was based on the United States Treasury’s rates for U.S. Treasury zero-coupon bonds with maturities similar to those of the expected term of the award being valued. The Company assumed no dividend yield because it does not expect to pay dividends for the foreseeable future.  The weighted average expected life is the vesting period for those options granted during that period.  The average volatility is based on the actual historical volatility of our common stock.  The forfeiture rate was based on modified employee turnover.

Grants of restricted stock are valued using the closing stock price on the date of grant. In the year ended December 31, 2016, a total of 75,000 shares of restricted stock, with a total value of $51,000, were granted to non-employee members of the Board of Directors. This cost will be amortized over a period of 12  months. In addition, 300,000 shares of restricted stock, with a total value of $0.9  million, were granted to key officers and employees of the Company. This cost will be amortized over a period of 48 months.

Exhibit 99.3

Valuation of ESPP

The fair values are estimated at the beginning of each offering period using a Black-Scholes valuation model that uses the assumptions noted in the following table. The risk-free rate is based on the U.S. treasury yield curve in effect at the time of grant. Expected volatility was based on the historical volatility on the day of grant. Following is a schedule of the shares purchased, the fair value per share, and the Black-Scholes model assumptions for each offering period:

	(Ending)
	September 30,	March 31,	September 30,	March 31,	September 30,
Offering Period Ended	2016	2016	2015	2015	2014
Shares purchased for offering period	3,536	3,498	3,113	2,804	3,405
Fair value per share	$0.77	$1.24	$2.39	$1.72	$3.32
Assumptions
Risk-free interest rate (average)	0.47%	0.18%	0.11%	0.40%	0.80%
Expected dividend yield	—	—	—	—	—
Weighted average expected life (years)	0.5	0.5	0.5	0.5	0.5
Volatility (average)	40.4%	66.1%	103.8%	109.1%	74.0%

Compensation Costs

Non-cash stock-based compensation expenses related to stock options, restricted stock grants and the ESPP were recorded in the financial statements as follows (in thousands):

	Year Ended December 31,
	2016	2015	2014
Cost of revenues	$3	$12	$13
Selling and marketing	277	335	270
Research and development	495	644	659
General and administrative	753	1,167	1,437
Restructuring expense	—	—	1,273
Total non-cash stock compensation expense	$1,528	$2,158	$3,652

Total share-based compensation for each year includes cash payment of income taxes related to grants of restricted stock in the amounts of $0, $0.1 million and $0.2 million for the years ended December 31, 2016, 2015, and 2014, respectively.

Exhibit 99.3

Stock Options

A summary of the Company’s stock options outstanding under the 2015 and 2005 Plans as of December 31, 2016 and the activity during the years ended herein are as follows (in thousands except per share amounts):

		Weighted Ave.	Aggregate
	Shares	Exercise Price	Intrinsic Value
Outstanding as of December 31, 2013	543	$27.04	$—
(393 options exercisable at a weighted average exercise price of $35.24)
Granted (weighted average fair value of $2.28)	158	$3.80
Exercised	(1)	$5.52
Cancelled	(166)	$23.92
Outstanding as of December 31, 2014	534	$21.16	$—
(322 options exercisable at a weighted average exercise price of $32.16)
Granted (weighted average fair value of $3.08)	18	$5.08
Exercised	(2)	$4.76
Cancelled	(139)	$16.20
Outstanding as of December 31, 2015	411	$21.56	$—
(1,291 options exercisable at a weighted average exercise price of $8.04)
Granted (weighted average fair value of $1.40)	33	$2.36
Exercised	—	$—
Cancelled	(71)	$8.04
Outstanding as of December 31, 2016	373	$22.44	$—
Exercisable as of December 31, 2016	307	$26.48	$—
Vested and expected to vest at December 31, 2016	366	$22.79	$—

During the year ended December 31, 2016, no options were exercised. The weighted-average grant-date fair value of options granted during the year ended December 31, 2016 was $2.36.  As of December 31, 2016, there is $2.1 million of unrecognized compensation costs related to non-vested stock options and restricted stock granted under the Plans.  At December 31, 2016, there were 1.7 million and 0 shares available for future grants under the 2015 Omnibus Equity Incentive Plan and 2005 Stock Issuance / Stock Option Plan, respectively.

Restricted Stock Awards

There were 375,000 restricted stock awards were granted under the 2015 Omnibus Equity Incentive Plan and 2005 Stock Issuance / Stock Option Plan as of December 31, 2016.

Exhibit 99.3

A summary of the Company’s restricted stock awards outstanding under the 2015 and 2005 Plans as of December 31, 2016, and the activity during years ended therein, are as follows (in thousands):

		Weighted average
	Number	grant date
	of shares	fair value
Unvested at December 31, 2013	436	$9.92
Granted	406	$7.16
Vested	(360)	$9.92
Cancelled and forfeited	(51)	$7.16
Unvested at December 31, 2014	431	$7.64
Granted	343	$6.00
Vested	(252)	$7.80
Cancelled and forfeited	(71)	$6.68
Unvested at December 31, 2015	451	$6.44
Granted	375	$2.70
Vested	(253)	$5.83
Cancelled and forfeited	(139)	$4.16
Unvested at December 31, 2016	434	$4.30

11.  Equity Transactions

On August 15, 2014, the Company entered into a common stock purchase agreement with a number of accredited investors (“Investors”) in a private placement pursuant to which the Company issued and sold to the Investors 6,845,830 shares of its common stock at a price per share of $0.816.  The transaction closed on August 20, 2014 and the Company realized gross proceeds of $5.6 million before deducting commissions and other expenses.  Offering costs related to the transaction totaled $0.4 million, comprised of $0.2 million of commissions and $0.2 million of legal and other expenses, resulting in net proceeds of $5.2 million.  The Company filed a registration statement with the SEC providing for the resale of the shares of Common Stock issued pursuant to the Purchase Agreement.  The registration statement became effective on September 25, 2014.

Warrant Liability

On September 2, 2016, we entered into a Note and Warrant Purchase Agreement with Unterberg Koller Capital Fund L.P. and William W. and Dieva L. Smith, pursuant to which the Company issued and sold to the Investors in a private placement senior subordinated promissory notes in the aggregate principal amount of $4,000,000 and five-year warrants to purchase an aggregate of 1,700,000 shares of the Company’s common stock at an exercise price of $2.74 per share, and expires five years from the date of issuance. The Company completed the transactions contemplated by the Purchase Agreement and issued the Notes and Warrants on September 6, 2016. The warrants contain certain provisions that if the Company sells or issues shares of common stock with an exercise price less than $2.74 per share, the exercise price shall be adjusted accordingly to the terms set forth in the Agreement. We assessed the warrants and concluded that they should be recorded as equity.

12. Preferred Stock

On October 16, 2015, the Company entered into a Preferred Shares Rights Agreement (“Rights Agreement”) with Computershare Trust Company, N.A., as rights agent, in connection with a dividend distribution declared by the Company’s Board of Directors of one right (“Right”) for each outstanding share of common stock, par value $0.001 (“Common Shares”), per common share of the Company to stockholders of record as of the close of business on October 26, 2015 (“Record Date”). Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Participating Preferred Stock, par value $0.001 per share (“Preferred Shares”), of the Company at an exercise price of $6.69 per one one-thousandth of a Preferred Share, subject to adjustment.

Exhibit 99.3

The Board adopted the Rights Agreement to protect stockholders from coercive or otherwise unfair takeover tactics. In general terms, it works by imposing a significant penalty upon any person or group that acquires 20% or more of the Common Shares without the approval of the Board. As a result, the overall effect of the Rights Agreement and the issuance of the Rights may be to render more difficult or discourage a merger, tender or exchange offer or other business combination involving the Company that is not approved by the Board. However, neither the Rights Agreement nor the Rights should interfere with any merger, tender or exchange offer or other business combination approved by the Board.

13. Related Party Transactions

On December 6, 2016, the Company entered into a short-term secured borrowing arrangement with William W. and Dieva L. Smith (“Smith”), pursuant to which Smith loaned to the Company $1,000,000 and the Company issued to Smith a Secured Promissory Note (the “Secured Note”) bearing interest at the rate of 18% per annum.  The Secured Note was due and repaid on December 14, 2016.

On September 2, 2016, the Company entered into a Note and Warrant Purchase Agreement (the “Purchase Agreement”) with William W. and Dieva L. Smith (collectively, the “Investors”), pursuant to which the Company issued and sold to the Investors in a private placement senior subordinated promissory notes in the aggregate principal amount of $2,000,000 (the “Notes”) and five-year warrants (the “Warrants”) to purchase an aggregate of 850,000 shares of the Company’s common stock at an exercise price of $2.74 per share. The Company completed the transactions contemplated by the Purchase Agreement and issued the Notes and Warrants on September 6, 2016.  William W. Smith, Jr. is the Company’s Chairman of the Board, President and Chief Executive Officer.  Refer to Notes 11 and 14 for additional details.

14. Long Term Debt

On September 2, 2016, the Company entered into a Purchase Agreement with Unterberg Koller Capital Fund L.P. and William W. and Dieva L. Smith (collectively, the “Investors”), pursuant to which the Company issued and sold Notes in the aggregate principal amount of $4,000,000 and five-year Warrants to purchase an aggregate of 1,700,000 shares of the Company’s common stock at an exercise price of $2.74 per share. The Company completed the transactions contemplated by the Purchase Agreement and issued the Notes and Warrants on September 6, 2016.

The Notes mature three years following the issuance date, or September 6, 2019, and bear interest at the rate of 10% of the outstanding principal balance of the Notes, payable quarterly in cash or shares of the Company’s common stock at a conversion price equal to the greater of (i) the five-day volume weighted average closing price of the common stock on the Nasdaq Stock Market, measured on the third trading day prior to the date that interest is due, or (ii) the minimum price so that payment of interest for such installment in the form of common stock shall not constitute “equity compensation” to an officer, director, employee or consultant of the Company for purposes of Rule 5635(c) of the Nasdaq Stock Market or a private placement that, combined with the other securities issued or issuable under the Purchase Agreement, would require shareholder approval by the Company under Rule 5635(d) of the Nasdaq Stock Market. The Notes are subordinate and junior in right of payment to the prior payment in full of all claims, whether now existing or arising in the future, of holders of senior debt of the Company, as described in the Notes.

Under the Notes, if an Acceleration Event occurs and shall be continuing, any Holder of the Notes, may by written notice delivered to the Secretary of the Company within ninety days after any occurrence of such Acceleration Event (an “Acceleration Notice”), declare the entire unpaid principal balance of the Note, together with all interest accrued, due and payable shall be accelerated and due and payable, without presentment, demand, protest, or notice (except for the delivery of an Acceleration Notice).  For purposes of the Notes, an Acceleration Event shall occur if, while the Notes are outstanding, William W. Smith, Jr. (i) is not nominated for re-election as a director of the Company at the normal expiration of his term as director, (ii) is terminated or removed as Chairman of the Board of Directors of the Company, (iii) is terminated or removed as Chief Executive Officer of the Company or (iv) dies or becomes permanently disabled.  An Acceleration Event shall not occur if Mr. Smith consents to any of the events referenced above or voluntarily resigns or retires from any of the positions listed.

Exhibit 99.3

15. Subsequent Events

The Company evaluates and discloses subsequent events as required by ASC Topic No. 855, Subsequent Events.  The Topic establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued or are available to be issued.

On February 7, 2017, the Company entered into a short-term secured borrowing arrangement with William W. and Divea L. Smith (“Smith”) and on February 8, 2017 entered into a short-term secured borrowing arrangement with Steven L. and Monique P. Elfman (“Elfman”) pursuant to which Smith and Elfman each loaned to the Company $1,000,000 and the Company issued to each of them a Secured Promissory Note (the “Notes”) bearing interest at the rate of 18% per annum.  The Notes are due on March 24, 2017 and are secured by the Company’s accounts receivable and certain other assets.  Messrs. Smith and Elfman are each directors of the Company, and Mr. Smith is the Chairman and Chief Executive Officer of the Company.

Subsequent events have been evaluated as of the date of this filing and there are no further disclosures required.

16. Quarterly Financial Data (Unaudited)

The following financial information reflects all normal recurring adjustments, which are, in the opinion of management, necessary for a fair statement of the results of the interim periods. Summarized quarterly data for fiscal 2016 and 2015 are as follows (in thousands, except per share data):

	Year ended December 31, 2016
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Selected quarterly financial data:
Revenues	$7,214	$7,459	$6,478	$7,084
Gross profit	$5,101	$5,547	$4,680	$5,343
Operating loss	$(3,679)	$(3,907)	$(4,557)	$(3,762)
Net loss	$(3,706)	$(3,279)	$(4,314)	$(3,725)
Net (loss) per share, basic (1)	$(0.32)	$(0.28)	$(0.35)	$(0.30)
Weighted average shares outstanding, basic	11,524	11,741	12,209	12,323
Net (loss) per share, diluted (1)	$(0.32)	$(0.28)	$(0.35)	$(0.30)
Weighted average shares outstanding, diluted	11,524	11,741	12,209	12,323

	Year ended December 31, 2015
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Selected quarterly financial data:
Revenues	$10,529	$9,386	$9,586	$10,006
Gross profit	$8,411	$7,315	$7,627	$8,002
Operating income (loss)	$2	$(1,225)	$(768)	$(547)
Net income (loss)	$(10)	$(1,231)	$(770)	$(591)
Net (loss) per share, basic (1)	$(0.00)	$(0.11)	$(0.07)	$(0.05)
Weighted average shares outstanding, basic	11,375	11,564	11,540	11,465
Net (loss) per share, diluted (1)	$(0.00)	$(0.11)	$(0.07)	$(0.05)
Weighted average shares outstanding, diluted	11,375	11,564	11,540	11,465

(1)

Basic and diluted net (loss) per share is computed independently for each of the quarters presented. Therefore, the sum of the quarterly per share amounts will not necessarily equal the total for the year.

Exhibit 99.3

SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

FOR EACH OF THE THREE YEARS

IN THE PERIOD ENDED DECEMBER 31, 2016

(In thousands)

		Additions
	Balance at	charged to		Balance at
	beginning of	costs and		end of
	period	expenses	Deductions	period
Allowance for accounts receivable (1):
2016	$201	$70	$(74)	$197
2015	602	31	(432)	201
2014	617	347	(362)	602
Allowance for excess and obsolete inventory:
2016	$158	$11	$(21)	$148
2015	151	48	(41)	158
2014	301	124	(274)	151

(1)	Allowances are for retail return reserves, marketing development funds, and doubtful accounts.

S-1